Exhibit 99

Record Sales of Inspection Systems Drive CyberOptics Corporation’s

21% Improvement in Third Quarter Revenues

Quarterly Earnings Up 65%

Minneapolis, MN—October 24, 2011—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the third quarter of 2011 ended September 30.

■	Consolidated sales totaled $17.1 million, up 21% from $14.1 million in the third quarter of 2010.

■	Operating income increased 76% to $2.1 million, from $1.2 million in last year’s third quarter.

■	Net income came to $1.6 million or $0.22 per diluted share, an increase of 65% from $948,000 or $0.14 per diluted share in the year-earlier period.

■	Cash and marketable securities totaled $26.6 million at the end of the third quarter, up $2.7 million from $23.9 million at the end of this year’s second quarter.

Kathleen P. Iverson, chief executive officer and chair, commented: “Our third quarter results, which were toward the upper end of our financial guidance for this period, were driven by strong sales of our QX500 automated optical inspection (AOI) system. Sales of the QX500 climbed over 40% to a record $5.4 million from $3.8 million in the second quarter and $700,000 in last year’s third quarter. As a result of this strong performance, we believe CyberOptics has significantly increased its share of the global AOI market. Our QX500 sales were paced by substantial orders from several of the industry’s largest original design manufacturers (ODMs) in Asia, who deployed this new-generation technology on both new and existing production lines. During the third quarter, we also gained nine new QX500 customers, representing a wide range of electronics manufacturers. In addition, sales of our SE500 and SE350 solder paste inspection (SPI) systems increased 55% from the year-earlier period. Reflecting the strong sales of our AOI and SPI technologies, CyberOptics’ total inspection systems revenues hit a new record of $10.7 million in this year’s third quarter. To further strengthen our inspection systems product line-up, we will introduce two new products in the fourth quarter: a lower-end AOI tabletop system and a higher-performance SPI system based upon a newly developed dual illumination sensor. These products will expand our served market, particularly in the Americas and Europe, and position us for continued growth in 2012.”

She continued: “Consistent with our previously-issued third quarter forecast, we posted lower sales of SMT alignment sensors, due largely to the general weakening in overall economic conditions. Sales of solar wafer alignment cameras for the photovoltaic cell market were particularly soft, reflecting the continued impact of aggressive production capacity expansion in the solar market during 2010 and early 2011. Partly offsetting this situation was the 18% quarterly sequential sales growth of the WaferSense product line within our family of semiconductor offerings. In addition, we received additional orders for our SE500 sensors from German-based Viscom AG, which has integrated CyberOptics’ sensor technology into its SPI platforms. Viscom’s new platform has enjoyed a strong market acceptance, making us believe this new OEM partnership has the potential to make a significant contribution to CyberOptics’ profitability over the next few years.”

Iverson added: “We expect to attain full-year results toward the lower end of our previously issued 2011 guidance for earnings of $0.62 to $0.69 per diluted share on sales of $60.0 to $63.0 million, which would make 2011 a successful year for CyberOptics. This forecast reflects the fact that the fourth quarter is typically a slower sales period for CyberOptics. As was the case in 2011, the second and third quarters mark the peak buying periods for our ODM customers. Although we are anticipating improved fourth quarter system sales on a year-over-year basis, we are forecasting lower quarterly sequential sales of both SMT alignment sensors and inspection systems. We ended the third quarter with an order backlog of $6.3 million, compared to $11.6 million at the beginning of the quarter. As a result, we are forecasting earnings of $0.07 to $0.11 per diluted share on sales of $12.8 to $13.5 million for the fourth quarter of 2011 ending December 31. Looking farther down the road, we are optimistic about CyberOptics’ prospects in 2012.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the need for a valuation allowance with respect to our deferred tax assets; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and profitability we achieve in 2011; success of anticipated new OEM and end-user opportunities and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

#      #      #

For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Third Quarter Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access this call at 877-941-1465 and provide the 4480881 conference ID or by listening to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the third quarter conference call will be available at 303-590-3030 with the same access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Revenue	$17,088	$14,145	$47,297	$42,985
Cost of revenue	9,621	7,482	25,716	24,410
Gross margin	7,467	6,663	21,581	18,575
Research and development expenses	1,838	1,914	5,603	5,398
Selling, general and administrative expenses	3,542	3,530	10,870	10,421
Amortization of intangibles	18	45	108	136
Income from operations	2,069	1,174	5,000	2,620
Interest income and other	18	61	97	151
Income before income taxes	2,087	1,235	5,097	2,771
Provision for income taxes	521	287	1,287	607
Net income	$1,566	$948	$3,810	$2,164
Net income per share - Basic	$0.23	$0.14	$0.55	$0.32
Net income per share - Diluted	$0.22	$0.14	$0.55	$0.31
Weighted average shares outstanding - Basic	6,914	6,871	6,900	6,853
Weighted average shares outstanding - Diluted	6,962	6,919	6,948	6,901

Condensed Consolidated Balance Sheets
	Sept. 30, 2011	Dec. 31, 2010
	(Unaudited)
Assets
Cash and cash equivalents	$11,046	$8,427
Marketable securities	10,406	6,384
Accounts receivable, net	13,736	11,296
Inventories	12,020	14,215
Income tax refunds and deposits	3	380
Other current assets	1,531	1,232
Deferred tax assets	2,437	2,317
Total current assets	51,179	44,251

Marketable securities	5,115	7,289
Intangible and other assets, net	805	1,004
Fixed assets, net	1,467	1,896
Other assets	137	173
Deferred tax assets	3,366	3,621
Total assets	$62,069	$58,234

Liabilities and Stockholders’ Equity
Accounts payable	$4,029	$5,206
Accrued expenses	5,032	4,025
Total current liabilities	9,061	9,231

Other liabilities	767	686
Total liabilities	9,828	9,917

Total stockholders’ equity	52,241	48,317
Total liabilities and stockholders’ equity	$62,069	$58,234

Backlog Schedule:
4th Quarter 2011		$5,659
1st Quarter 2012 and beyond		669
Total backlog		$6,328